FOR IMMEDIATE RELEASE                        EXHIBIT 99.1

SELECT COMFORT APPOINTS GOOGLE'S DANIEL ALEGRE TO BOARD OF DIRECTORS

MINNEAPOLIS - (April 30, 2013) - Select Comfort Corporation (NASDAQ: SCSS) announced today that Daniel Alegre, president of Global Partner Business Solutions for Google, Inc., has been appointed to its board of directors, effective May 14, 2013.

“We're very pleased to welcome Daniel to our board,” said Shelly Ibach, president and chief executive officer, Select Comfort. “We expect to benefit from Daniel's deep digital expertise and strength in strategic operations as Sleep Number continues to advance the customer's experience in this rapidly changing consumer environment. In addition, Daniel's significant global experience and perspective will be advantageous as we progress our long-term strategy and drive increased value for our customers, employees and shareholders.”

Mr. Alegre, 44, joined Google in 2004 and became president of Global Partner Business Solutions on
November, 2012. Prior to this appointment, Mr. Alegre was president of Asia Pacific and Japan, overseeing all business operations in the region. He joined Google as vice president of Google's Latin American and Asia Pacific business development. Previously, he served as vice president of business development for e-commerce at Bertelsmann AG, spearheading partnerships and acquisitions.

Mr. Alegre fills the seat vacated by past chairman and current member, Erv Shames, who will be leaving the board May 14, 2013, consistent with the board's succession planning process.

About Select Comfort Corporation
Select Comfort Corporation is leading the industry in delivering an unparalleled sleep experience by offering consumers high-quality, innovative and individualized sleep solutions and services, which include a complete line of SLEEP NUMBER® beds and bedding. The company is the exclusive manufacturer, marketer, retailer and servicer of the revolutionary Sleep Number bed, which allows individuals to adjust the firmness and support of each side at the touch of a button. The company offers further personalization through its solutions-focused line of Sleep Number pillows, sheets and other bedding products. And as the only national specialty-mattress retailer, consumers can take advantage of an enhanced mattress-buying experience at one of more than 400 Sleep Number stores across the country, online at SleepNumber.com, or via phone at (800) Sleep Number or (800) 753-3768.

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Media Contact: Sarah Reckard; (763) 551-6076; publicrelations@selectcomfort.com
Investor Contact: Dave Schwantes; (763) 551-7498; investorrelations@selectcomfort.com